Exhibit 99.1

News:	For Immediate Release	September 8, 2005

Contact:	John Pyzik
765-778-6607

Remy International, Inc., Names New CFO

Anderson, Indiana (USA)…Remy International, Inc. (“Remy International” or the “Company”), announced the appointment of Jeffrey Potrzebowski as Senior Vice President and Chief Financial Officer, succeeding Raj Shah who was recently named Chief Operating Officer for the Company. Mr. Potrzebowski joins Remy International from Great Lakes Chemical Corporation where he held a number of senior financial positions since 1993. He most recently served as senior vice president and chief financial officer for the Indianapolis, Indiana-based supplier of specialty chemicals with sales of $1.6 billion and 40 locations worldwide.

Prior to joining Great Lakes Chemical, Mr. Potrzebowski held the Controller titles with Chicago-based Stuart Warner Corporation from 1991 to 1993 and USG Interiors, Inc. from 1986-1991. In 1975, he joined Price Waterhouse in Toledo, Ohio after graduating Cum Laude that same year from Toledo University with a BA Degree in accounting. Mr. Potrzebowski is a C.P.A.

“We are very pleased to welcome Jeff to our team as we chart the new global course for our company. His proven track record will be a significant asset in helping us meet the goals of operational excellence and improved financial performance,” said Remy International Chief Operating Officer Raj Shah.

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides worldwide components core-exchange services for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896. Additional information is available at the Company’s website:

www.remyinc.com

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